Legg Mason Partners Money Market Trust
Citi Cash Reserves

77C


Additional Shareholder Information (unaudited)
Results of Special Meetings of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote at a Trust level
on various proposals recently approved by the Fund's Board Members. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions
and broker non-votes as to the following proposals: (1) Election of
Board Members
and (2) Agreement and Plan of Reorganization.
1. Election of Board Members?
Authority
Nominees                 Votes For           Withheld         Abstentions
Elliot J. Berv            1,185,010,996.520   57,962,846.620   0.000
A. Benton Cocanougher     1,186,281,691.720   56,692,151.420   0.000
Jane F. Dasher            1,186,937,939.980   56,035,903.160   0.000
Mark T. Finn              1,186,374,230.020   56,599,613.120   0.000
Rainer Greeven            1,185,908,977.710   57,064,865.430   0.000
Stephen Randolph Gross    1,184,358,816.740   58,615,026.400   0.000
Richard E. Hanson, Jr.    1,184,428,472.040   58,545,371.100   0.000
Diana R. Harrington       1,186,519,237.710   56,454,605.430   0.000
Susan M. Heilbron         1,186,471,865.790   56,501,977.350   0.000
Susan B. Kerley           1,185,253,930.210   57,719,912.930   0.000
Alan G. Merten            1,184,120,353.320   58,853,489.820   0.000
R. Richardson Pettit      1,186,490,630.290   56,483,212.850   0.000
R. Jay Gerken, CFA        1,185,172,416.110   57,801,427.030   0.000
? Board Members are elected by the shareholders of all of the series of the Trust, of which the Fund is a series.
2. Agreement and Plan of Reorganization

Item Voted On
Reorganize as Series of a
Maryland Business Trust

Votes For        Votes Against     Abstentions    Broker Non-Votes
996,263,560.370  53,132,751.320   28,955,848.450  164,621,683.000
On January 29, 2007, a Special Meeting of Shareholders was held to vote at a Fund level on various proposals recently approved by the Fund's Board Members. The following table provides the number of votes cast for, against, as well as the number of abstentions and broker non-votes as to the following proposal:
Revise Fundamental Investment Policies
Broker

Items Voted On
    Votes For	     Votes Against   Abstentions     Non-Votes

Borrow Money
    553,280,550.820  20,423,921.240  28,764,884.410  97,669,919.000
Underwriting
    554,896,136.520  19,019,403.970  28,553,815.980  97,669,919.000
Lending
    553,685,620.810  19,780,575.890  29,003,159.770  97,669,919.000
Issue Sr SeC
    553,685,620.810  19,780,575.890  29,003,159.770  97,669,919.000
Real Estate
    554,225,894.780  19,519,472.030  28,723,989.660  97,669,919.000
Commodities
    553,232,281.500  21,017,155.120  28,219,919.850  97,669,919.000